Exhibit 99.1
Tatum, LLC
Interim Executive Services Agreement
July 25, 2007
Mr. Robert Perkins
Chairman of the Board
Commerce Energy Group, Inc.
600 Anton Blvd. Suite 2000
Costa Mesa, CA 92626
Dear Mr. Perkins:
Tatum, LLC (“Tatum”) understands that Commerce Energy Group, Inc. (“the Company”) desires to engage a partner of Tatum to serve as interim Chief Financial Officer. This Interim Executive Services Agreement sets forth the conditions under which such services will be provided.
Services; Fees
Tatum will make available to the Company Robert Hipps (the “Tatum Partner”), who will serve as Chief Financial Officer of the Company. The Tatum Partner will become an employee and subject to the supervision and direction of the CEO of the Company, the board of directors of the Company, or both. Tatum will have no control or supervision over the Tatum Partner related to his daily activities at the Company.
The total fees for our services to the Company will be $37,500.00 per month. Eighty percent (80%) of this fee will be paid directly to the Employee as a salary through the Company’s payroll system and twenty percent (20%) will be paid as fee to Tatum. The Tatum Partner will be paid on the same schedule as other Company executives. The Company will have no obligation to provide the Tatum Partner with any health or major medical benefits, stock, bonus payments employee retirement and/or 401(k) plan benefits or vacation or holidays. The Tatum Partner will remain on his or her current medical plan.
This is a full-time agreement that on average will equate to as minimum of 20 work days per month over the course of the engagement. A day is considered to be a minimum of 8 hours of continuous work. The services provided will begin on or about July 30, 2007 and will be for a minimum period of three (3) months unless this agreement is sooner terminated as provided below.
Payments; Deposit
Payments to Tatum should be made by direct deposit through the Company’s payroll or by an automated clearing house (“ACH”) payment at the same time as payments are made to the Tatum Partner. If such payment method is not available and payments are made by check, the Company will issues checks to Tatum at the time the Employee is paid.

The Company will reimburse the Tatum Partner directly for reasonable out-of-pocket expenses necessarily incurred by the Tatum Partner in providing services hereunder to the same extent that the Company is responsible for such expenses of senior managers of the Company.
Company agrees to pay Tatum and to maintain a security deposit of $7,500.00 for the Company’s future payment obligations to both Tatum and the Tatum Partner under this agreement (the “Deposit”). If the Company breaches this agreement and fails to cure such breach as provided in this agreement, Tatum will be entitled to apply the Deposit to its damages resulting from such breach. Upon termination or expiration of this agreement, Tatum will return to the Company the balance of the Deposit remaining after application of any amounts to unfulfilled payment obligations of the Company to Tatum or the Tatum Partner as provided for in this agreement.
Converting Interim to Permanent
The Company will have the opportunity to make the Tatum Partner a permanent member of Company management at any time during the term of this agreement by entering into another form of Tatum agreement, the terms of which will be negotiated at such time. The Company will have the option of selecting either of the following two payment options: a) a placement fee of 35% of first year total compensation plus the lesser of: a) of $1,000.00 per month for the first 36 months; or b) $1000 per month for the actual employment period; or b) a monthly retainer fee equal to 1.67% of the annual base compensation for the first 24 months; 1.00% for the next 12 months; and $1,000 thereafter.
Hiring Tatum Partner Outside of Agreement
The parties recognize and agree that Tatum is responsible for introducing the Tatum Partner to the Company. Therefore, if, at any time during the twelve (12)-month period following the termination or expiration of this agreement, the Company employs the Tatum Partner or engages the Tatum Partner as an independent contractor (other than in connection with another form of Tatum agreement) to render services of substantially the same nature as those for which Tatum is making the Tatum Partner available pursuant to this agreement, Tatum will be entitled to receive as a placement fee an amount equal to forty-five percent (45%) of the Tatum Partner’s Annualized Compensation (as defined below). The amount will be due and payable to Tatum upon written demand to the Company. For this purpose, ''Annualized Compensation’’ will mean monthly Salary equivalent to what the Tatum Partner would receive on a full-time basis multiplied by twelve (12), plus the maximum amount of any bonus for which the Tatum Partner was eligible with respect to the then current bonus year.
Term & Termination
Effective upon thirty (30) days’ advance written notice, either party may terminate this agreement, such termination to be effective on the date specified in the notice, provided that such date is no earlier than thirty (30) days after the date of delivery of the notice. Tatum will continue to render services and will be paid during such notice period. This agreement has been priced based upon an anticipated 90-day minimum work schedule. If this agreement is terminated by the Company without cause prior to the expiration of the minimum term, the total cost of this engagement will revert to $2,250.00 per day for each day worked. This fee adjustment will not apply if the Company hires the Tatum Partner on a long-term basis under another form of Tatum Agreement.

Tatum retains the right to terminate this agreement immediately if (1) the Company is engaged in or asks the Tatum Partner to engage in or to ignore any illegal or unethical activity, (2) the Tatum Partner dies or becomes disabled, (3) the Tatum Partner ceases to be a partner of Tatum for any other reason, or (4) upon written notice by Tatum of non-payment by the Company of amounts due under this agreement. For purposes of this agreement, disability will be as defined by the applicable policy of disability insurance or, in the absence of such insurance, by Tatum’s management acting in good faith
The Company retains the right to terminate this agreement immediately for cause based on the conduct or performance of the Tatum Partner. In the event of such termination, the Company has no further obligations to Tatum or the Tatum Partner, and his compensation will not be modified to a daily rate as set forth above, but rather will be pro-rated based on the monthly fee of $37,500.
In the event that either party commits a breach of this agreement, other than for reasons described above in this section on Term and Termination, and fails to cure the same within seven (7) days following delivery by the non-breaching party of written notice specifying the nature of the breach, the non-breaching party will have the right to terminate this agreement immediately effective upon written notice of such termination.
Insurance
To the extent the Company has directors’ and officers’ liability insurance in effect, the Company will provide such insurance coverage for the Tatum Partner, along with written evidence to Tatum or the Tatum Partner that the Tatum Partner is covered by such insurance.
Furthermore, the Company will maintain such insurance coverage with respect to occurrences arising during the term of this agreement for at least three years following the termination or expiration of this agreement or will purchase a directors’ and officers’ extended reporting period, or “tail,” policy to cover the Tatum Partner.
Disclaimers, Limitations of Liability & Indemnity
Tatum assumes no responsibility or liability under this agreement other than to render the services called for hereunder and will not be responsible for any action taken by the Company in following or declining to follow any of Tatum’s advice or recommendations. Tatum represents to the Company that Tatum has conducted its standard screening and investigation procedures with respect to the Tatum Partner becoming a partner in Tatum, and the results of the same were satisfactory to Tatum. Tatum disclaims all other warranties, either express or implied. Without limiting the foregoing, Tatum makes no representation or warranty as to the accuracy or reliability of reports, projections, forecasts, or any other information derived from use of Tatum’s resources, and Tatum will not be liable for any claims of reliance on such reports, projections, forecasts, or information. Tatum will not be liable for any non-compliance of reports, projections, forecasts, or information or services with federal, state, or local laws or regulations. Such reports, projections, forecasts, or information or services are for the sole benefit of the Company and not any unnamed third parties.

In the event that any partner of Tatum (including without limitation the Tatum Partner to the extent not otherwise entitled in his or her capacity as an officer of the Company) is subpoenaed or otherwise required to appear as a witness or Tatum or such partner is required to provide evidence, in either case in connection with any action, suit, or other proceeding initiated by a third party or by the Company against a third party, then the Company shall reimburse Tatum for the costs and expenses (including reasonable attorneys’ fees) actually incurred by Tatum or such partner.
The Company agrees that, with respect to any claims the Company may assert against Tatum in connection with this agreement or the relationship arising hereunder, Tatum’s total liability will not exceed two (2) months of Fees.
As a condition for recovery of any liability, the Company must assert any claim against Tatum within six (6) months after discovery or one hundred twenty (120) days after the termination or expiration of this agreement, whichever is earlier.
Tatum will not be liable in any event for incidental, consequential, punitive, or special damages, including without limitation, any interruption of business or loss of business, profit, or goodwill.
Arbitration
If the parties are unable to resolve any dispute arising out of or in connection with this agreement, either party may refer the dispute to arbitration by a single arbitrator selected by the parties according to the rules of the American Arbitration Association (“AAA”), and the decision of the arbitrator will be final and binding on both parties. Such arbitration will be conducted by the Atlanta, Georgia office of the AAA. In the event that the parties fail to agree on the selection of the arbitrator within thirty (30) days after either party’s request for arbitration under this paragraph, the arbitrator will be chosen by AAA. The arbitrator may in his discretion order documentary discovery but shall not allow depositions without a showing of compelling need. The arbitrator will render his decision within ninety (90) days after the call for arbitration. The arbitrator will have no authority to award punitive damages. Judgment on the award of the arbitrator may be entered in and enforced by any court of competent jurisdiction. The arbitrator will have no authority to award damages in excess or in contravention of this agreement and may not amend or disregard any provision of this agreement, including this paragraph. Notwithstanding the foregoing, either party may seek appropriate injunctive relief from a court of competent jurisdiction, and either party may seek injunctive relief in any court of competent jurisdiction.
Miscellaneous
Tatum will be entitled to receive all reasonable costs and expenses incidental to the collection of overdue amounts under this Resources Agreement, including but not limited to attorneys’ fees actually incurred.
The Company agrees to allow Tatum to use the Company’s logo and name on Tatum’s website and other marketing materials for the sole purpose of identifying the Company as a client of Tatum. Tatum will not use the Company’s logo or name in any press release or general circulation advertisement without the Company’s prior written consent.
Neither the Company nor Tatum will be deemed to have waived any rights or remedies accruing under this agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy. This agreement binds and benefits the respective successors of Tatum and the Company.

Neither party will be liable for any delay or failure to perform under this agreement (other than with respect to payment obligations) to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such party’s reasonable control.
The provisions concerning payment of compensation and reimbursement of costs and expenses, limitation of liability, directors’ and officers’ insurance, and arbitration will survive the expiration or any termination of this agreement.
This agreement will be governed by and construed in all respects in accordance with the laws of the State of Georgia, without giving effect to conflicts-of-laws principles.
The terms of this agreement are severable and may not be amended except in writing signed by the party to be bound. If any portion of this agreement is found to be unenforceable, the rest of the agreement will be enforceable except to the extent that the severed provision deprives either party of a substantial benefit of its bargain.
Nothing in this agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns and the Tatum Partner.
Each person signing below is authorized to sign on behalf of the party indicated, and in each case such signature is the only one necessary.
Bank Lockbox Mailing Address for Deposit and Fees:

Tatum, LLC
P.O. Box 403291
Atlanta, GA 30384-3291
Electronic Payment Instructions for Deposit and Fees:

Bank Name:	Bank of America
Branch:	Atlanta
Routing Number:	For ACH Payments: 061 000 052
For Wires: 026 009 593
Account Name:	Tatum, LLC
Account Number:	003 279 247 763
Please reference Commerce Energy Group, Inc. in the body of the wire.

Please sign below and return a signed copy of this letter to indicate the Company’s agreement with its terms and conditions.
We look forward to serving you.
Sincerely yours,

TATUM, LLC	Acknowledged and agreed by:

Commerce Energy Group, Inc.

/S/ KARL HARDESTY	/S/ STEVEN S. BOSS

Signature	Signature

Karl Hardesty	Steven S. Boss

(Print name)

Area Managing Partner for TATUM, LLC	Chief Executive Officer

(Title)

July 27, 2007

(Date)